Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-127681) on Form S-8 of Ruth’s Chris Steak House, Inc., of our report dated March 25, 2008, relating to our audit of the balance sheet of CMR Fish Markets and Steakhouses as identified in the Asset Purchase Agreement dated November 6, 2007 between Cameron Mitchell Restaurants, LLC and Ruth’s Chris Steak House, Inc. and the related statements of income and cash flows for the year ended December 30, 2007, included in this current report on Form 8-K/A of Ruth’s Chris Steak House, Inc.

/s/ McGladrey & Pullen, LLP

Columbus, Ohio

May 6, 2008